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                                Exhibit 11

                 ALLMERICA PROPERTY & CASUALTY COMPANIES, INC. AND SUBSIDIARIES
                       STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                      For the Periods Ended September 30, 1996 and 1995
                                       (Unaudited)

                                              Three Months Ended  Nine Months Ended
                                              September 30,       September 30,
                                               1996       1995     1996       1995
Primary:
  Average shares outstanding                    59.6       61.2     59.9       61.5
  Net effect of dilutive stock options
    based on the treasury stock
    method using average market
    price                                        0.1             -   0.1

                                       TOTALS   59.7       61.2     60.0       61.5


  Net income                                 $  40.8   $   43.1  $ 119.0   $  112.2
  Per share amount                           $  0.68   $   0.70  $  1.98   $   1.83



Fully diluted:
  Average shares outstanding                    59.6       61.2     59.9       61.5
  Net effect of dilutive stock options
    based on the treasury stock
    method using the higher of
    period end or average market
    price                                        0.1                 0.1

                                       TOTALS   59.7       61.2     60.0       61.5


  Net income                                 $  40.8   $   43.1  $ 119.0   $  112.2
  Per share amount                           $  0.68   $   0.70  $  1.98   $   1.83

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